EXHIBIT 99.1

Contact:	Bill Lackey	FOR IMMEDIATE RELEASE
	Director, Investor Relations	Moved On PR Newswire
	Corporate	Date: August 10, 2004
310.615.1700
blackey3@csc.com

Mike Dickerson
Director, Media Relations
Corporate
310.615.1647
mdickers@csc.com

CSC REPORTS FIRST QUARTER EARNINGS PER SHARE OF 58 CENTS

          EL SEGUNDO, Calif., August 10 -- Computer Sciences Corporation (NYSE: CSC) today reported results for its fiscal 2005 first quarter, ended July 2, 2004. Revenue was $3.7 billion, up 5.1% over last year's first quarter. Net earnings per share (diluted) were 58 cents.

          Due to CSC's fiscal calendar, this year's first quarter (a 13-week period) had one less week than last year's comparable quarter (a 14-week period). On a normalized basis, this year's first quarter revenue growth would have been an estimated 3.4% higher than the as-reported growth of 5.1%.

          CSC's quarterly revenue growth was lead by its European outsourcing and U.S. federal government businesses. Growth in Europe was fueled by significant business awards announced over the last year. Favorable currency movements also contributed to global commercial revenue.

For the first quarter (ended July 2):

--	Revenue was $3.7 billion, up 5.1% (approximately 2.5% in constant currency);

--	Net income was $110.4 million;

--	Earnings per share (diluted) were 58 cents;

--	and announced major awards were $4.9 billion.

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Computer Sciences Corporation - Page 2	August 10, 2004

          "We are pleased with our solid fiscal 2005 first quarter results," said CSC Chairman and Chief Executive Officer Van B. Honeycutt. "Our performance, including 15% earnings growth excluding last year's acquisition-related special charge, is consistent with our plan. Our market share continues to grow as the environment for information technology services demonstrates improvement. Clients are beginning to increase their demand for the types of innovative business solutions we deliver. We have kept costs in line while building a foundation to support continued growth. The company is well positioned to realize the benefits of these efforts and deploy its resources to pursue new business and invest in the future.

          "The performance of our European outsourcing activities and U.S. federal government sector were the primary drivers of our quarterly revenue growth. The healthy nature of the pipeline of opportunities for both commercial outsourcing and the U.S. federal government continues to give us confidence in the future of these long-term revenue sources.

          "Over the next 20 months, our federal pipeline of opportunities stands at approximately $33 billion," Honeycutt continued. "About $19 billion of the total is scheduled to be awarded during our current fiscal year, and this robust pipeline presents ample opportunity for continued award success.

          "We experienced another strong quarter of announced awards totaling approximately $4.9 billion. This amount was fairly evenly split between commercial and federal clients, and brings our total announced awards for the last twelve months to nearly $18 billion. So far during our second quarter, ending October 1, we have announced approximately $2.5 billion in additional awards, highlighted by an important 10-year, $1.3 billion applications outsourcing agreement with Zurich Financial Services. This is one of the largest applications outsourcing contracts announced in the insurance industry. Our fiscal year-to-date awards now total approximately $7.4 billion.

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Computer Sciences Corporation - Page 3	August 10, 2004

          "Our European activities continued to benefit from strength in large IT services engagements during the quarter, more than offsetting soft demand in discretionary spending for shorter-term consulting and systems integration services, which continues to impact markets outside the U.S.," added Honeycutt.

          "Our assumptions for the second quarter, ending October 1, 2004, are for revenue growth of approximately 7% to 9%, and we are comfortable with the current range of analysts' earnings per share (diluted) estimates of 63 cents to 68 cents. For full fiscal 2005, our expectations remain as previously communicated - for revenue to be up approximately 8% to 10%, which would be from just under $16 billion to about $16.25 billion, and for earnings per share (diluted) to be in the range of $3.10 to $3.20."

BUSINESS RESULTS

          Revenue derived from CSC's U.S. federal government activities in the first quarter increased to $1.58 billion, up 5.0% from last year's $1.51 billion. CSC's DoD-related revenue rose to $929.7 million from $897.9 million in last year's first quarter, up 3.5%. The quarter's gain benefited from growth in support of military operations in the Middle East and commencement of the Army's Rapid Response Program late in last year's first quarter. These and other program increases were somewhat offset by the completion of our U.S. Army aviation maintenance activities at Fort Rucker and, as previously disclosed, the negative $23 million impact of a previously consolidated joint venture's revenue no longer being reported because CSC is now a minority owner. Revenue derived from CSC's civil agencies activities totaled $597.1 million, up 9.1% compared to the $547.1 million reported in the comparable quarter last year. The civil agencies quarterly growth was principally attributable to increased work from the U.S. Department of State, offset by several program completions, including the NASA Program Information Systems Mission Services (PrISMS) activity and the successful end to CSC's Trilogy contract with the FBI.

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Computer Sciences Corporation - Page 4	August 10, 2004

          Global commercial revenue was $2.16 billion, up 5.2% (approximately flat in constant currency), compared with $2.05 billion in the first quarter a year ago. U.S. commercial revenue was $911.6 million, a 2.8% decrease from the preceding year's $937.9 million. CSC's European activities reported revenues of $940.1 billion, up 14.8% (approximately 6% in constant currency), compared to last year's $819.2 million. Significant business from major CSC customers, including Royal Mail Group, National Grid Transco, SAS and the UK National Health Service, have contributed to the growth in global commercial and European revenue. Non-European international revenue was up 4.2% (down approximately 3% in constant currency), to $304.1 million from $291.8 million in the year-ago quarter.

          As announced in the company's news release dated July 15, 2004, a teleconference will be held today at 5:00 p.m. EDT to discuss the first quarter results. This teleconference can be accessed from the CSC Web site at www.csc.com/investorrelations, in a listen-only mode.

          Founded in 1959, Computer Sciences Corporation is a leading global information technology (IT) services company. CSC's mission is to provide customers in industry and government with solutions crafted to meet their specific challenges and enable them to profit from the advanced use of technology.

          With approximately 90,000 employees, CSC provides innovative solutions for customers around the world by applying leading technologies and CSC's own advanced capabilities. These include systems design and integration; IT and business process outsourcing; applications software development; Web and application hosting; and management consulting. Headquartered in El Segundo, Calif., CSC reported revenue of $14.9 billion for the 12 months ended July 2, 2004. For more information, visit the company's Web site at www.csc.com.

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Computer Sciences Corporation - Page 5	August 10, 2004

All statements in this press release that do not directly and exclusively relate to historical facts constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent the Company's intentions, plans, expectations and beliefs, and are subject to risks, uncertainties and other factors, many of which are outside the Company's control. These factors could cause actual results to differ materially from such forward-looking statements. For a written description of these factors, see the section titled "Management's Discussion and Analysis of Financial Conditions and Results of Operations" in CSC's Form 10-K for the year ended April 2, 2004. The Company disclaims any intention or obligation to update these forward-looking statements whether as a result of subsequent events or otherwise except as required by law.

Note to Analysts and Editors: Please see attached tables.

Computer Sciences Corporation - Page 6	August 10, 2004

Revenues by Segment
(unaudited)

	First Quarter Ended
	July 2,	July 4,	% of Total
(In millions)	2004	2003	Fiscal 2005	Fiscal 2004

U.S. commercial	$ 911.6	$ 937.9	25%	27%
Europe	940.1	819.2	25	23
Other international	304.1	291.8	8	8
Global commercial segment	2,155.8	2,048.9	58	58

Department of Defense	929.7	897.9	25	25
Civil agencies	597.1	547.1	16	15
Other (1)	53.8	60.9	1	2
U.S. federal government segment	1,580.6	1,505.9	42	42

	$3,736.4 =========	$3,554.8 =========	100% =========	100% =========

(1)	Other revenues consist of state and local government as well as commercial contracts performed by the U.S. Federal Sector reporting segment.

Note:

The table above presents revenues for each year by reportable segment as will be disclosed in the Form 10-Q. In past years, revenues by market sector were presented, which differs slightly due to the classification of certain overlapping activities between segments. For simplicity this secondary presentation has been eliminated. The total classification difference between the two presentations was $15.6 million for the quarter ended July 2, 2004.

Computer Sciences Corporation - Page 7	August 10, 2004

Consolidated Statements of Income
(unaudited)

	First Quarter Ended
(In millions except per-share amounts)	July 2, 2004	July 4, 2003

Revenues	$3,736.4	$3,554.8

Costs of services	3,053.6	2,931.7

Selling, general and administrative	228.5	208.7

Depreciation and amortization	254.6	235.0

Interest expense	39.2	43.1

Interest income	(2.3)	(3.0)

Special items		6.2

Total costs and expenses	3,573.6	3,421.7

Income before taxes	162.8	133.1

Taxes on income	52.4	40.8

Net income	$ 110.4 ===========	$ 92.3 ===========

Earnings per share:

Basic	$ 0.59 ===========	$ 0.49 ===========

Diluted	$ 0.58 ===========	$ 0.49 ===========

Computer Sciences Corporation - Page 8	August 10, 2004

Summarized Balance Sheet
(unaudited)

(In millions)	July 2, 2004	April 2, 2004

Assets
Cash and cash equivalents	$ 359.9	$ 609.7
Receivables	3,705.1	3,616.3
Other current assets	716.1	641.2
Total current assets	4,781.1	4,867.2

Property and equipment, net	2,216.3	2,178.4
Outsourcing contract costs, net	1,119.6	1,131.8
Software, net	448.8	403.2
Excess of cost of businesses acquired over related net assets, net	2,600.1	2,604.8
Other assets	650.0	618.6
Total assets	$11,815.9 ==========	$11,804.0 ==========

Short-term debt and current maturities of long-term debt	$ 59.9	$ 60.2
Accounts payable and accrued expenses	2,331.0	2,557.1
Deferred revenue	479.3	334.2
Income taxes payable	357.5	301.7
Total current liabilities	3,227.7	3,253.2

Long-term debt, net	2,306.0	2,306.4
Other long-term liabilities	700.6	740.7

Stockholders' equity	5,581.6	5,503.7

Total liabilities and stockholders' equity	$11,815.9 ==========	$11,804.0 ==========

Computer Sciences Corporation - Page 9	August 10, 2004

The following tables reconcile Earnings Before Interest, Taxes, Depreciation and Amortization, and Special Items (EBITDA and Special Items); Earnings Before Interest and Taxes (EBIT); and Free Cash Flow to the most directly comparable financial measure calculated and presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP). CSC management believes that these three non-GAAP financial measures provide useful information to investors regarding the Company's financial condition and results of operations as they provide another measure of the Company's profitability and ability to service its debt, and are considered important measures by financial analysts covering CSC and its peers.

GAAP Reconciliations
(In millions)

EBITDA / EBIT (unaudited)	First Quarter Ended
	July 2, 2004	July 4, 2003

EBITDA and Special Items	$ 454.3	$ 414.4
Special Items		6.2
EBITDA	454.3	408.2
Depreciation and Amortization	254.6	235.0
EBIT	199.7	173.2
Interest, net	36.9	40.1
Income Before Taxes	162.8	133.1
Income Taxes	52.4	40.8
Net Income	$ 110.4 ============	$ 92.3 ============

Free Cash Flow (unaudited)	First Quarter Ended
	July 2, 2004	July 4, 2003

Free Cash Flow	$(244.7)	$(338.7)
Cash flows used in investing activities	384.1	359.0
Acquisition, net of cash acquired	(20.5)
Dispositions	1.0
Cash flows provided by operating activities	$ 119.9 ============	$ 20.3 ============